Mail Stop 0306

June 14, 2005



Mr. Jerry Kieliszak
Chief Financial Officer
Chyron Corporation
5 Hub Drive
Melville, NY 11747

	RE:	Chyron Corporation
		Form 10-K for the fiscal year ended December 31, 2004 Form 10-Q for the quarterly period ended March 31, 2005 File No. 000-24511

Dear Mr. Jerry Kieliszak:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant